Exhibit 10.14

November 18th, 2022

Richard E. Sullivan Jr.

Re: Offer of Employment

Dear Rich,

Momentive Inc. (the “Company”) is pleased to offer you the full-time position of Chief Financial Officer, initially reporting to Zander Lurie, from your home office in Los Angeles, CA. Your anticipated start date is December 5, 2022 (the “Employment Date”). The Employment Date will be your appointment date as Chief Financial Officer.

Salary

Your starting base salary will be $430,000 on an annual basis, less applicable withholdings, paid in accordance with the Company’s normal payroll practices. Future adjustments in compensation, if any, will be made by the Company in its sole and absolute discretion. This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 8 hours in a work day or 40 hours in a workweek.

Annual Bonus

In addition to your base salary, you will be eligible to participate in the Company’s Incentive Bonus Plan (“Bonus Plan”) applicable to your position. Bonus awards under this plan are based upon the Company’s achievement of specific financial objectives, and your achievement of individual goals, each calendar year. For the calendar year in which your Employment Date occurs, your bonus target (at 100% achievement of plan) will be 70% of your base salary, pro-rated in conjunction with your Employment Date. Employees with Employment Dates beginning on or after October 1 are not eligible to participate in the Bonus Plan for that calendar year. Details of the plan will be provided to you under separate cover upon commencement of your employment and ratification of the plan by the Company. Bonuses will be paid only if earned in accordance with the terms and conditions of the written Bonus Plan. The Company reserves the right to alter or amend bonus plans as it deems appropriate and in its sole discretion.

Equity

RSUs: Subject to and following approval of the Board (or a Committee of the Board) of Momentive Global Inc. (the Company’s parent company), within five business days of your start date, an award (the “Initial Award”) of Restricted Stock Units (“RSUs”) in Momentive Global Inc., with a value of approximately $2,500,000 (the “Grant Value”) will be recommended to be granted to you. he actual number of RSUs you will receive will be calculated by dividing the Grant Value by a trailing average of our stock price calculated during the month of the date of grant. The Initial Award is subject to the terms of the Momentive Global Inc. 2018 Equity Incentive Plan, as amended, and the applicable Restricted Stock Unit Award Agreement (collectively the “RSU Plan Documents”) that you will be required to sign as a condition of receiving the RSUs.

Subject to the RSU Plan Documents, the Change in Control and Severance Agreement that will be executed contemporaneously with this letter between you and the Company (the “Severance Agreement”), and your continued employment with the Company, the RSUs will vest over approximately four years from the Employment Date. 25% of the total number of RSUs will vest approximately one year after your start date on the applicable vesting date (Feb. 15 for start dates between Jan. 1 and March 31, May 15 for start dates between Apr. 1 and June 30, Aug. 15 for start dates between July 1 and Sept. 30, and Nov. 15 for start dates between Oct. 1 and Dec. 31, the “First RSU Vesting Date”), and 1/16th of the total number of RSUs will vest thereafter on a quarterly basis until all RSUs have vested. Subject to the Severance Agreement, no RSUs shall vest if your employment terminates prior to the First RSU Vesting Date.

Additionally, you will be eligible to receive an additional equity award (the “Additional Award”) with a value of approximately $2,500,000 (the “Additional Grant Value”). The equity vehicle(s), vesting terms, performance criteria and grant date for the Additional Award will be aligned with the balance of the Leadership Team and is pending Board approval (or approval of a Committee of the Board). The Additional Award is expected to be granted in the first quarter of 2023.

Please be aware that RSUs are taxable on the date they are settled (which will occur on or as soon as administratively feasible following the date on which the RSUs vest) and the Company may withhold a portion of your award to satisfy such tax obligations at that time. Nothing in this letter is intended to supersede or amend the RSU Plan Documents that shall govern the RSUs. The RSU Plan Documents will be provided to you under separate cover after commencement of your employment.

Signing Bonus

Additionally, you will receive a signing bonus in the aggregate amount of $150,000 (less applicable taxes and other withholdings), $75,000 of which will be paid on the date you receive your first paycheck and the remaining $75,000 of which will be paid with the standard payout cycle for bonuses for the 2022 fiscal year, which is expected to occur in February 2023, but no later than March 15, 2023. Please consult with your tax professional to address any tax consequences associated with these payments. The signing bonus is considered taxable income and will be included on your W-2 wage summary at the end of the year. If you cease to be an employee of the Company before completing 12 months of service due to your voluntary resignation or termination for Cause (as such term is defined in the Severance Agreement), you will be required to pay a pro-rated portion of the signing bonus (calculated based on the number of months you worked within the 12-month timeframe) back to the Company within 30 days of your termination date.

Benefits

You will also be eligible to participate in the standard benefits program offered by the Company to other similarly situated employees, in accordance with our policies, which may change from time to time, and after meeting applicable eligibility requirements, if any. The standard benefits program currently includes group medical, vision and dental insurance. Additionally, you will be eligible to receive paid holidays and Paid Time Off in accordance with our policies. You should note that the Company may modify benefit offerings from time to time.

At-Will Employment Relationship

If you accept our offer, your employment with the Company will be “at-will.” This means your employment is not for any specific period of time and can be terminated by you at any time for any reason. Likewise, the Company may terminate the employment relationship at any time, with or without cause or advance notice. In addition, the Company reserves the right to modify your position, duties, compensation level or structure, and reporting relationship to meet business needs and to use its managerial discretion in deciding on appropriate discipline. Any change to the at-will employment relationship must be by a specific, written agreement signed by you and the Company’s Chief Executive Officer.

Other Matters

As a condition of your employment, you will be required to sign both the Company’s standard form Employee Proprietary Information and Inventions Agreement and the Company’s standard form Arbitration Agreement (copies of both agreements are enclosed or available upon request), and to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three business days of your Employment Date.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Therefore, your employment is contingent upon a clearance of such a background investigation and/or reference check, if any, in the sole discretion of the Company.

This letter, including the Employee Proprietary Information and Inventions Agreement that will be provided with your onboarding documents, and the Severance Agreement, constitute the entire agreement between you and the Company and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended except by a specific, written agreement signed by you and the Company’s Chief Executive Officer.

Further, we wish to impress on you that you must not bring to the Company any confidential or proprietary information or material of any former employer, disclose or use such information or material in the course of your employment with the Company, or violate any other obligation to your former employers.

Accepting this Offer

We are pleased to offer you this challenging opportunity to contribute to the success of Momentive Inc., and we look forward to having you join our team. To accept this offer, please sign and date in the spaces provided below, and return to your recruiter. A countersigned copy will be provided to you for your records upon commencement of your employment.

Expiry of Offer

This offer will expire if acceptance is not received or postmarked by close of business on November 25, 2022

Sincerely,

/s/ Becky Cantieri

Becky Cantieri

Chief People Officer

* * *

I have read this offer letter in its entirety, and agree to and accept the terms and conditions of employment stated above. I understand and agree that my employment with the Company is at-will.

/s/ Richard Sullivan 11/21/2022

Signed Date